Exhibit 99.1

Gladstone Capital Announces Increased Monthly Cash Distributions for

April, May and June 2022 and Conference Call Date

MCLEAN, VA, April 12, 2022– Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) announced today that its board of directors increased and declared the following monthly cash distributions for April, May and June 2022 and also announced its plan to report earnings for its second fiscal quarter ended March 31, 2022.

Cash Distributions:

Common Stock: $0.0675 per share of common stock for each of April, May and June 2022, payable per the table below.

Record Date	Payment Date	Cash Distribution
April 22	April 29	$0.0675
May 20	May 31	$0.0675
June 22	June 30	$0.0675

Total for the Quarter:		$0.2025

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the second fiscal quarter ended March 31, 2022, after the stock market closes on Tuesday, May 3, 2022. The Company will hold a conference call Wednesday, May 4, 2022 at 8:30 a.m. EDT to discuss its earnings results. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through May 11, 2022. To hear the replay, please dial (877) 660-6853 and use playback conference number 13727660.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website.

If you have questions prior to or following the earnings release you may e-mail them to capital@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation